UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2021

Ovintiv Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39191	84-4427672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1700, 370 - 17th Street Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 623-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.02	Results of Operations and Financial Condition.

On February 17, 2021 Ovintiv Inc. (the “Corporation”) issued a news release announcing its financial and operating results for its fourth quarter and full year ended December 31, 2020. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

ITEM 8.01	Other Events.

Quarterly Dividend

In its February 17, 2021 news release, the Corporation also announced that its Board of Directors had declared a quarterly dividend of $0.09375 per share on the Corporation’s outstanding common stock. The dividend is payable on March 31, 2021 to holders of record at the close of business on March 15, 2021. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

2021 Full-Year Outlook

In its February 17, 2021 news release, the Corporation announced its 2021 full-year outlook. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Sale of Duvernay Assets

In its February 17, 2021 news release, the Corporation announced that it has reached an agreement to sell its Duvernay assets. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 99.1	News Release dated February 17, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 99.1	News Release dated February 17, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 17, 2021

OVINTIV INC. (Registrant)

By:	/s/ Dawna I. Gibb
Name:	Dawna I. Gibb
Title:	Assistant Corporate Secretary

Exhibit 99.1

news release

Ovintiv Reports Fourth Quarter and Full-Year 2020 Results, Announces Multi-Year Debt Reduction Target, Signs Agreement to Sell Duvernay and Provides Strong 2021 Outlook

➣	Year-end 2020 debt reduced nearly $500 million from mid-year 2020

➣	2021 debt reduction target increased 25% to $1.25 billion including second half 2020

➣	Multi-year debt target issued: $4.5 billion of total debt by year-end 2022

➣	Company signs agreement to sell its Duvernay asset for $263 million

➣	Company generated significant non-GAAP Free Cash Flow for third consecutive year

➣	Strong well performance and realized prices combined with lower cash costs drive cash flow beat with lower-than-expected capital investments

➣	2021 capital investment plan of $1.5 billion expected to generate ~$1 billion of non-GAAP Free Cash Flow

DENVER, February 17, 2021 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced its fourth quarter and full-year 2020 financial and operating results, announced an agreement to sell its Duvernay assets, disclosed its year-end 2020 proved reserves and provided a strong 2021 Outlook. In addition, the Company issued a new target of reducing total debt to $4.5 billion by year-end 2022. A conference call and webcast will be held at 9 a.m. MT, Thursday, February 18, 2021 (details within).

Highlights:

•	Fourth quarter and full-year financial and operating results exceeded targets and consensus expectations.

•

Full-year cash from operating activities was approximately $1.9 billion, equal to non-GAAP Cash Flow; 2020 non-GAAP Free Cash Flow was $193 million (inclusive of $90 million of one-time restructuring costs), with strong fourth quarter momentum of nearly $350 million in non-GAAP Free Cash Flow.

•	Reduced total long-term debt, including current portion, by $257 million in the fourth quarter, representing a $481 million reduction since mid-year 2020.

•

Delivered strong well performance, driving fourth quarter crude and condensate(1) production of 215 thousand barrels per day (Mbbls/d), above guidance of 200 Mbbls/d; Fourth quarter total production averaged 557 thousand barrels of oil equivalent per day (MBOE/d).

•	Full-year 2020 production averaged 544 MBOE/d.

•	Maintained disciplined capital investments with full year spending of $1.74 billion, well under the $1.8 billion guide.

•

Further capital efficiency gains achieved with fourth quarter average completed well costs at least 25% lower than full-year 2019 averages; new pacesetter well costs attained in each of the three core plays.

•	Achieved seventh consecutive “safest-year-ever”.

•	Flared and vented natural gas volumes in the fourth quarter of 2020 accounted for less than 0.5% of total natural gas production, down significantly from 1.2% in 2019.

•	Reached an agreement to sell its Duvernay assets for $263 million including $12 million of contingent payments.

•	Established total debt target of $4.5 billion by year-end 2022, a 35% reduction when compared to year-end 2020, inclusive of $1 billion in divestment proceeds.

Ovintiv CEO Doug Suttles said, “We achieved outstanding financial, operating and environmental results in 2020. Through this combination, we ‘beat our beat’ in the fourth quarter with lower capital investments and very strong cash flows. The strengths of our company—a high-quality portfolio, industry-leading efficiencies, sophisticated risk management and a culture of innovation—were crucial to our success during a challenging time for the industry. For the third consecutive year, we delivered meaningful free cash flow, and we estimate $1 billion in free cash flow in 2021. We’ve made significant progress on debt reduction and today increased our year-end 2021 debt reduction target by 25% to $1.25 billion and set a year-end 2022 total debt target of $4.5 billion. The critical intersection of financial and operating results with environmental progress was evident through our industry-leading total flare and vent volumes of less than half-of-one percent in the fourth quarter.”

1.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

A conference call and webcast to discuss the 2020 fourth quarter and full-year results and the 2021 Outlook will be held at 9 a.m. MT on February 18, 2021. In addition to the release, supplemental slides and financial statements will be available on the Company’s website, located at www.ovintiv.com. The Company also issued a separate release today on its enhanced compensation, governance, and environmental initiatives. To participate in the conference call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the call. The live audio webcast of the conference call, including slides, will also be available on Ovintiv’s website, under Investors/Presentations and Events, and will be archived for approximately 90 days.

Multi-Year Debt Reduction Target

Reducing debt is Ovintiv’s number one priority. The Company today set a year-end 2022 goal to reduce absolute debt to $4.5 billion, a 35% reduction from year-end 2020. This target includes $1 billion in divestment proceeds and maintaining crude and condensate production of approximately 200 Mbbls/d. The Company’s previously announced leverage target of 1.5 times net-debt-to adjusted EBITDA and its long-term reinvestment framework of less than 75% of annual non-GAAP Cash Flow were reaffirmed.

Sale of Duvernay Assets

The Company through a wholly owned subsidiary, has agreed to sell its Duvernay assets for approximately $263 million including approximately $12 million in contingency payments based on future commodity prices. The agreement is subject to ordinary closing conditions, regulatory approvals and other adjustments and is expected to close in the second quarter of 2021. Duvernay production averaged approximately 10 MBOE/d (43% liquids) in the fourth quarter of 2020. Ovintiv will update its guidance once the transaction has closed.

“Today’s announcement of the sale of our Duvernay asset combined with our strong fourth quarter and 2021 guide clearly demonstrate our commitment to debt reduction and puts us squarely on track to achieve our $4.5 billion dollar year-end 2022 goal,” said Suttles.

Full Year and Fourth Quarter 2020 Financial and Operating Results

For 2020, the Company recorded a net loss of $6.1 billion, or ($23.47) per share of common stock, driven primarily by a non-cash ceiling test impairment of $5,580 million, before-tax, related to the decline in 12-month average trailing commodity prices which reduced SEC proved reserves (see proved reserves table within this release). Non-GAAP operating earnings were $91 million, or $0.35 per share of common stock.

The Company recorded a net loss in the fourth quarter of $614 million, or ($2.36) per share of common stock. Cash from operating activities for the fourth quarter was $719 million and non-GAAP Cash Flow was $692 million.

Production Summary and Asset Highlights

Ovintiv’s significantly higher than expected fourth quarter production was largely driven by strong well results across the portfolio. The Company’s cube development approach and innovative completion designs continued to deliver industry-leading capital efficiencies. Fourth quarter crude oil and condensate volumes were 215 Mbbls/d. Fourth quarter liquids production averaged 297 Mbbls/d and total Company production was 557 MBOE/d.

For the year, total production averaged 544 MBOE/d including liquids production of 289 Mbbls/d. See the “Capital Investment and Production” table below.

In the fourth quarter, Ovintiv set new, record-low well costs in each of its Core 3 assets. The Company exceeded its stated goal of reducing 2020 well costs by 20% when compared to 2019 averages by delivering cost reductions of 25% or greater during the quarter.

“Ovintiv has demonstrated industry-leading capital efficiencies across our portfolio,” said Suttles. “The efforts of our teams to consistently find innovative ways to reduce costs have led to sustainable capital savings that will be durable even as commodity prices improve. More importantly, they never lost their focus on safety and 2020 marks our ‘safest year ever’ for the seventh consecutive year.”

Ovintiv Inc.	2

Permian

Permian production averaged 110 MBOE/d (81% liquids) in the fourth quarter. The Company averaged three rigs, drilled 22 net wells, and had 29 net wells turned in line (TIL).

Fourth quarter drilling and completion (D&C) costs per lateral foot was $470, down more than 30% compared to 2019 average D&C cost.

Full year production in the play averaged 109 MBOE/d (81% liquids).

Anadarko

Anadarko production averaged 134 MBOE/d (62% liquids) in the fourth quarter. The Company averaged two rigs, drilled 11 net wells, and had 28 net wells TIL.

Fourth quarter D&C costs per lateral foot was $440, down over 30% compared to 2019 average D&C cost.

Full year production in the play averaged 144 MBOE/d (62% liquids).

Montney

Montney production averaged 222 MBOE/d (26% liquids) in the fourth quarter. The Company averaged four rigs, drilled 22 net wells and had 28 net wells TIL.

Fourth quarter D&C costs per lateral foot was $380, down approximately 25% compared to 2019 average D&C cost.

Full year production in the play averaged 204 MBOE/d (25% liquids).

Base Assets

There were 23 net wells TIL in the base assets during the fourth quarter. All fourth quarter TILs were drilled in the first half of the year.

Year-End 2020 Reserves

Under Canadian reserves protocol, proved and probable reserves were 4.2 billion BOE before royalties and 3.5 billion BOE after royalties. SEC proved reserves at year-end 2020 were 2.0 billion BOE, of which approximately 60% were liquids and 56% were proved developed. The significant gains in capital efficiency that the Company realized through the year resulted in an SEC total proved reserve replacement of 90% of 2020 production excluding price and net of acquisitions and divestitures.

Balance Sheet and Liquidity

Ovintiv’s total liquidity at year end was approximately $3.3 billion, which represents the Company’s $4 billion committed, unsecured credit facilities, available capacity on uncommitted demand lines and cash-on-hand, net of the amount drawn on the credit facilities and commercial paper outstanding.

Throughout 2020 Ovintiv took steps to capitalize on market dislocations, purchasing its notes at a discount in the open market, resulting in a $30 million gain as well as go-forward interest savings. During 2020, Ovintiv repurchased approximately $302 million in principal of its senior notes for a cash payment of approximately $272 million, plus accrued interest. The Company expects to incur lower interest expense of approximately $10 million on an annualized basis on the reduced fixed long-term debt balances. The Company has significant flexibility to manage its late 2021 and early 2022 maturities, including available cash on hand or the use of its credit facilities.

More than 80% of the Company’s total fixed-rate long-term debt is due in 2024 or later and has an aggregate weighted average bond maturity of approximately nine years.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Ovintiv Inc.	3

2021 Outlook

Regarding the Company’s 2021 Outlook, Suttles said, “Our strong performance in 2020 sets us up well to deliver once again in 2021. We expect this will be our fourth consecutive year of generating significant free cash flow and we are confident in our ability to meaningfully reduce our debt over the next two years. Longer-term, our ongoing capital discipline and reinvestment rate commitment ensure that we will be able to return cash to shareholders – all critical components of the ‘new E&P’ company.”

Ovintiv’s 2021 planned capital investments are approximately $1.5 billion and are expected to generate non-GAAP Free Cash Flow of approximately $1 billion, assuming commodity prices of $50 WTI and $2.75 NYMEX. The capital program represents a cash flow reinvestment rate of about 60%, significantly lower than the Company’s framework of less than 75%.

Over 90% of total capital investment is earmarked for Ovintiv’s Core 3 assets—Permian, Anadarko and Montney. The Company plans to execute a load-levelled program with consistent quarterly levels of activity and capital spending.

Crude oil and condensate volumes are expected to be relatively flat through the year, averaging approximately 200 Mbbls/d. Full-year NGL (C2 – C4) production is expected to be approximately 80 Mbbls/d and natural gas is expected to average approximately 1.55 billion cubic feet per day (Bcf/d). Total costs in 2021 are expected to average approximately $12.25 to $12.50 per barrel of oil equivalent (BOE).

Ovintiv has strong risk management positions in place with about 65% of 2021 crude oil and condensate and natural gas production hedged. The majority of the hedges are in three-way structures that provide exposure to higher oil prices. Hedge tables can be found below.

2021 Guidance

Capital Expenditures ($ million)	$1,500
Oil & Condensate (Mbbls/d) (1)	200
Other NGLs (Mbbls/d)	80
Natural Gas (MMcf/d) (2)	1,550
Total Costs per BOE (3) (Upstream Transportation and Processing, Operating, Production, Mineral and Other Taxes, plus Corp G&A)	$12.25 -$12.50

(1)	Primarily tight oil, including minimal medium and light crude oil volumes, and approximately 25% plant condensate.
(2)	Primarily shale gas, including minimal conventional natural gas.
(3)	Operating and G&A costs exclude long-term incentive costs and CECL.

Dividend declared

On February 17, 2021, Ovintiv’s Board declared a dividend of $0.09375 per share of common stock payable on March 31, 2021 to common stockholders of record as of March 15, 2021.

Ovintiv Inc.	4

Capital Investment and Production

(for the period ended December 31)	Q4 2020	Q4 2019	2020	2019
Capital Expenditures (1) ($ millions)	343	574	1,736	2,626

Oil (Mbbls/d) (2)	158.0	172.9	151.5	164.4
NGLs – Plant Condensate (Mbbls/d)	56.8	52.9	52.1	52.9
NGLs – Other (Mbbls/d)	82.6	96.2	85.3	84.6

Total NGLs (Mbbls/d)	139.4	149.1	137.4	137.5

Total Liquids (Mbbls/d)	297.4	322.0	288.9	301.9

Natural gas (MMcf/d) (3)	1,559	1,624	1,529	1,577

Total production (MBOE/d)	557.2	592.6	543.8	564.9

(1)	Including capitalized overhead costs.
(2)	Primarily tight oil, including minimal medium and light crude oil volumes.
(3)	Primarily shale gas, including minimal conventional natural gas.

Fourth Quarter and Year-End Summary

Non-GAAP Cash Flow Reconciliation
(for the period ended December 31) ($ millions, except as indicated)	Q4 2020	Q4 2019	2020	2019
Cash from (used in) operating activities	719	730	1,895	2,921
Deduct (add back):
Net change in other assets and liabilities	(6)	(42)	(173)	(97)
Net change in non-cash working capital	33	(43)	139	87

Non-GAAP cash flow(1)	692	815	1,929	2,931

Non-GAAP cash flow margin(1) ($/BOE)	13.50	14.95	9.69	14.21

Non-GAAP Free Cash Flow Reconciliation
Non-GAAP cash flow(1)	692	815	1,929	2,931
Less: capital expenditures	343	574	1,736	2,626
Non-GAAP free cash flow(1)	349	241	193	305

Non-GAAP Operating Earnings Reconciliation
Net earnings (loss) before income tax	(642)	(68)	(5,730)	315
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(186)	(345)	(204)	(730)
Impairments	(717)	—	(5,580)	—
Restructuring charges	(2)	(4)	(90)	(138)
Non-operating foreign exchange gain (loss)	17	52	(16)	94
Gain (loss) on divestitures	—	(1)	—	3
Gain on debt retirement	2	—	30	—

Income tax expense (recovery)	61	20	39	226

Non-GAAP operating earnings (loss)(1)	183	210	91	860

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow, and non-GAAP operating earnings are non-GAAP measures as defined in Note 1.

Ovintiv Inc.	5

Realized Pricing Summary

	Q4 2020	Q4 2019	2020	2019
Liquids ($/bbl)
WTI	42.66	56.96	39.40	57.03
Realized liquids prices (1)
Oil	47.75	56.17	44.68	57.40
NGLs – Plant Condensate	44.81	52.03	40.89	51.95
NGLs – Other	10.94	12.90	9.41	14.04

Total NGLs	24.73	26.80	21.35	28.63

Natural gas
NYMEX ($/MMBtu)	2.66	2.50	2.08	2.63

Realized natural gas price (1) ($/Mcf)	2.33	2.25	2.13	2.28

(1)	Prices include the impact of realized gains (losses) on risk management.

Total Costs Summary

(for the year ended December 31) ($ millions, except as indicated)	2020	2019
Total Operating Expenses	11,484	6,128
Deduct (add back):
Market optimization operating expenses	1,608	1,304
Corporate & other operating expenses	(2)	(3)
Depreciation, depletion and amortization	1,834	2,015
Impairments	5,580	—
Accretion of asset retirement obligation	29	37
Long-term incentive costs	31	35
Restructuring costs	90	138
Current expected credit losses	1	—

Total Costs (1)	2,313	2,602

Divided by:
Production Volumes (MMBOE)	199.0	206.2

Total Costs (1) ($/BOE)	11.60	12.59

Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	0.87	1.23
Upstream transportation and processing	6.44	6.42
Upstream operating, excluding long-term incentive costs	2.88	3.35
Administrative, excluding long-term incentive costs, restructuring costs and current expected credit losses	1.41	1.59

Total Costs (1) ($/BOE)	11.60	12.59

(1)	Calculated using whole dollars and volumes. Total Costs is a non-GAAP measure as defined in Note 1.

Debt to Adjusted Capitalization

($ millions, except as indicated)	December 31, 2020	December 31, 2019
Long-Term Debt, including current portion	6,885	6,974
Total Shareholders’ Equity	3,837	9,930
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746

Adjusted Capitalization	18,468	24,650

Debt to Adjusted Capitalization (1)	37%	28%

(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

Ovintiv Inc.	6

Year-End 2020 Reserves Estimates

2020 Reserves Estimates – Canadian Protocols (Net, After Royalties) (1)
Using forecast prices and costs; simplified table (MMBOE)	1P Proved	2P Proved + Probable
Canadian Operations	696.7	1,227.4

USA Operations	1,496.8	2,267.2

Total as of December 31, 2020	2,193.5	3,494.6

2020 Proved Reserves Estimates – Canadian Protocols (Net, After Royalties) (1)
Using forecast prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2019	737.6	596.7	5,793	2,299.8
Technical Revisions	(92.0)	43.3	54	(39.8)
Economic Factors	(23.1)	(9.3)	(120)	(52.5)
Extensions, improved recovery and discoveries	64.4	50.3	482	195.0
Acquisitions	10.8	19.5	140	53.7
Dispositions	(9.4)	(20.7)	(201)	(63.6)
Production	(55.4)	(50.3)	(560)	(199.0)

December 31, 2020	632.9	629.5	5,587	2,193.5

2020 Proved Plus Probable Reserves Estimates – Canadian Protocols (Net, After Royalties) (1)
Using forecast prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2019	1,369.1	1,029.3	10,746	4,189.5
Technical Revisions	(471.7)	(164.3)	(2,432)	(1,041.3)
Economic Factors	(27.9)	(4.8)	(79)	(45.9)
Extensions, improved recovery and discoveries	210.3	144.6	1,568	616.3
Acquisitions	18.0	30.3	232	86.9
Dispositions	(17.2)	(38.2)	(339)	(111.9)
Production	(55.4)	(50.3)	(560)	(199.0)

December 31, 2020	1,025.3	946.6	9,137	3,494.6

2020 Proved Reserves Estimates – U.S. Protocols (Net, After Royalties) (1)
Using constant prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2019	723.7	588.5	5,259	2,188.8
Revisions and improved recovery (2)	(222.0)	(62.2)	(484)	(364.9)
Extensions and discoveries	144.4	105.8	764	377.5
Purchase of reserves in place	10.9	20.0	140	54.3
Sale of reserves in place	(9.3)	(21.4)	(201)	(64.1)
Production	(55.4)	(50.3)	(560)	(199.0)

December 31, 2020	592.3	580.5	4,918	1,992.5

1)	Numbers may not add due to rounding.
2)	Changes in reserve estimates resulting from economic factors, pricing and application of improved recovery techniques are included in revisions of previous estimates.
3)	Primarily tight oil, including minimal medium and light crude oil volumes.
4)	Primarily shale gas, including minimal conventional natural gas.

Ovintiv Inc.	7

Differences between estimates under Canadian and U.S. protocols primarily represent the use of forecast prices and escalating costs in the estimation of reserves under Canadian standards, while U.S. standards require the use of 12-month average historical prices which are held constant along with costs. For information on reserves reporting, see Note 2.

2021 Hedge Positions as of January 31, 2021

Oil & Condensate Hedges	2021 Q1	2021 Q2	2021 Q3	2021 Q4	2021
WTI 3-Way Options Mbbls/d	90	74	69	69	75
Short Call ($/bbl)	$50.03	$51.05	$52.65	$52.65	$51.48
Long Put ($/bbl)	$40.66	$41.32	$42.53	$42.53	$41.68
Short Put ($/bbl)	$32.58	$32.29	$32.82	$32.82	$32.62

WTI Swaps Mbbls/d	50	40	30	30	37
Swap Price ($/bbl)	$44.49	$47.54	$46.37	$46.37	$46.06

WTI Costless Collars Mbbls/d	15	15	15	15	15
Short Call ($/bbl)	$45.84	$45.84	$45.84	$45.84	$45.84
Long Put ($/bbl)	$35.00	$35.00	$35.00	$35.00	$35.00

Natural Gas Hedges	2021 Q1	2021 Q2	2021 Q3	2021 Q4	2021
NYMEX 3-Way Options MMcf/d	880	1,030	1,030	880	955
Short Call ($/Mcf)	$3.55	$3.37	$3.37	$3.35	$3.41
Long Put ($/Mcf)	$2.90	$2.87	$2.87	$2.88	$2.88
Short Put ($/Mcf)	$2.50	$2.50	$2.50	$2.50	$2.50

NYMEX Swaps MMcf/d	—	—	165	165	83
Swap Price ($/Mcf)	—		$2.51	$2.51	$2.51

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels Ovintiv’s economic performance, increases shareholder value and strengthens its commitment to sustainability in the communities where its employees live and work.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk

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management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

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Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring costs and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring costs and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

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Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

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Net Debt, Adjusted EBITDA and Net Debt to Adjusted EBITDA – Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Management uses this measure as a substitute for total long-term debt in certain internal debt metrics as a measure of the company’s ability to service debt obligations and as an indicator of the company’s overall financial strength. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is monitored by management as an indicator of the company’s overall financial strength.

Note 2: INFORMATION ON RESERVES REPORTING – Detailed Canadian protocol disclosure will be contained in the Company’s Form 51-101F1 for the year ended December 31, 2020 (“Form 51-101F1”) and detailed U.S. protocol disclosure will be contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report on Form 10-K”), each of which the Company anticipates filing with applicable securities regulatory authorities on or about February 18, 2021. A description of the primary differences between the disclosure requirements under Canadian standards and under U.S. standards will be set forth under the heading “Note Regarding Additional Reserves Information” in the Form 51-101F1.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: targeted debt reduction; 2021 outlook, including with respect to expected capital investments, reinvestment rate, free cash flow, production and pricing; estimated hedging revenue and sensitivity to commodity prices; timing and size of expected asset sales; and contingent payments. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; risks associated with decommissioning activities, including timing and costs thereof; the occurrence of any event, change or other circumstances that could give rise to the inability to complete proposed asset sales; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

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SOLICITATION OF PROXIES – Ovintiv intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities in connection with its solicitation of proxies for its 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). OVINTIV STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Ovintiv with the SEC without charge from the SEC’s website at www.sec.gov and Canadian securities regulatory authorities at www.sedar.com.

Certain Information Regarding Participants

Ovintiv, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Ovintiv’s stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the ownership of Ovintiv’s directors and executive officers in Ovintiv common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Ovintiv’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

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